Exhibit 99

[LOGO APPEARS HERE] PRESS RELEASE

April 16, 2003

CONTACT: ECB Bancorp, Inc.

Gary M. Adams, Chief Financial Officer

(252) 925-5525

(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB Reports Record 1st Quarter Earnings at Annual Meeting of Shareholders

ENGELHARD, NC—Shareholders of ECB Bancorp, Inc. (“ECB”), the holding company of The East Carolina Bank (“Bank”), gathered today at the Washington Civic Center in Washington, North Carolina for the 2003 Annual Meeting.

Arthur H. Keeney, III, ECB’s President and Chief Executive Officer presided over the meeting, which included a video presentation updating the shareholders on significant events during 2002. The video highlighted the Company’s record setting 2002 financial results, and discussed its service expansion into three new markets, Williamston, Morehead City and Wilmington, as well as its construction of a new Operations and Credit Administration Center in Engelhard. Also highlighted was the wide acceptance in the market of ECB Financial Services products in addition to the Bank’s enhanced Internet Banking Bill Pay system.

The agenda for the annual meeting included the re-election of three existing directors for new three-year terms, including George T. Davis, Jr. of Swan Quarter, Gregory C. Gibbs of Engelhard and John F. Hughes, Jr. of Manteo. The shareholders also ratified the reappointment of KPMG LLP as ECB’s independent accountants for 2003.

In his remarks, President Keeney was pleased to inform the shareholders that ECB had recently entered two new markets by opening Loan Production Offices in Morehead City and Wilmington. He also stated that in May, a full service branch facility would be opening in Williamston to replace the existing Loan Production Office, which had been functioning since April 2001.

Mr. Keeney also introduced Gary M. Adams, Chief Financial Officer. Mr. Adams remarks covered issues relating to ECB’s response to changing financial times. The discussion included new approaches to generating both capital and deposits in support of the continued profitable growth of ECB.

A special tribute was paid to Director Robert L. Mitchell by R.S. Spencer, Jr., Chairman of the Board. Mr. Mitchell became a Director in 1981 when the Bank had eight branches and approximately $65 million in total assets. He was presented a handsome captain’s chair and matching heritage lamp for his years of dedicated service.

ECB’s financial results for 2003’s first quarter were announced by President Keeney. He reported that for the three months ended March 31, 2003, net income was $1,007,000, which represents a 52.6% increase over net income of $660,000 for the three months ended March 31, 2002. Earnings per share (diluted) were $.49 for the three months ended March 31, 2003 compared to $.32 for the three months ended March 31, 2002.

ECB’s consolidated assets increased 28.2% to $405,002,000 at March 31, 2003 from $315,846,000 at March 31, 2002. Loans totaled $239,295,000 at March 31, 2003, representing a 22.4% increase over loans of $195,444,000 at March 31, 2002. Deposits increased 17.2% to $317,321,000 at March 31, 2003 from $270,827,000 at March 31, 2002. The Company’s return on average assets and return on average equity were 1.03% and 13.54%, respectively, for the three months ended March 31, 2003 compared to .86% and 10.12%, respectively, for the three months ended March 31, 2002.

Headquartered in Engelhard, NC, The East Carolina Bank is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina, including new Loan Production Offices in Williamston, Morehead City and Wilmington, mortgages, insurance services through the Bank’s licensed agents and investment and brokerage services offered through a third-party broker-dealer. Its common stock is listed on The Nasdaq SmallCap Market under the symbol “ECBE”. More information on ECB can be obtained by visiting the Company’s web site at www.ecbbancorp.com.